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CUSIP NO. US87424N104                  13G                    PAGE 1 OF 5 PAGES
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                                  UNITED STATES
                                 SECURITIES AND
                               EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                TALEO CORPORATION
                                (Name of Issuer)

                              CLASS A COMMON STOCK
                         (Title of Class of Securities)

                                 US87424N104
                                (CUSIP Number)

                              DECEMBER 31, 2006
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   |_|  Rule 13d-1(b)
   |_|  Rule 13d-1(c)
   |X|  Rule 13d-1(d)


        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


--------------------------------------------------------------------------------


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CUSIP NO. US87424N104                  13G                    PAGE 2 OF 5 PAGES
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                                  SCHEDULE 13G


ITEM 1.

          (a)  Name of Issuer

               Taleo Corporation ("Taleo")
               -----------------------------------------------------------------

          (b)  Address of Issuer's Principal Executive Offices

               4140 Dublin Boulevard, Suite 400, Dublin, CA  94568
               -----------------------------------------------------------------


ITEM 2.



       ITEM 2(a)                                  ITEM 2(b)                                 ITEM 2(c)
------------------------------          -------------------------------           ---------------------------
                                                                                         CITIZENSHIP OR
NAME OF PERSON FILING                              ADDRESS                            PLACE OF ORGANIZATION
------------------------------          -------------------------------           ---------------------------

General Catalyst Group, LLC             General Catalyst Partners                        Delaware
                                        20 University Road, Suite 450
                                        Cambridge, MA 02138


General Catalyst Partners, LLC          General Catalyst Partners                        Delaware
                                        20 University Road, Suite 450
                                        Cambridge, MA 02138


Joel E. Cutler                          General Catalyst Partners                      United States
                                        20 University Road, Suite 450
                                        Cambridge, MA 02138


David P. Fialkow                        General Catalyst Partners                      United States
                                        20 University Road, Suite 450
                                        Cambridge, MA 02138


            -------------------------------------------------------------------------------------------------

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CUSIP NO. US87424N104                  13G                    PAGE 3 OF 5 PAGES
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          (d)  Title of Class of Securities
               Class A Common Stock
               -----------------------------------------------------------------

          (e)  CUSIP Number
               US87424N104
               -----------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)  |_|   Broker or dealer registered under section 15 of the Act (15
                     U.S.C. 78o).

          (b)  |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                     78c).

          (c)  |_|   Insurance company as defined in section 3(a)(19) of the Act
                     (15 U.S.C. 78c).

          (d)  |_|   Investment company registered under section 8 of the
                     Investment Company Act of 1940 (15 U.S.C 80a-8).

          (e)  |_|   An investment adviser in accordance with
                     ss.240.13d-1(b)(1)(ii)(E);

          (f)  |_|   An employee benefit plan or endowment fund in accordance
                     with ss.240.13d-1(b)(1)(ii)(F);

          (g)  |_|   A parent holding company or control person in accordance
                     with ss. 240.13d-1(b)(1)(ii)(G);

          (h)  |_|   A savings associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i)  |_|   A church plan that is excluded from the definition of an
                     investment company under section 3(c)(14) of the Investment
                     Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  |_|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

          Not applicable.


ITEM 4.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Each reporting person has ceased to own beneficially more than 5% of the outstanding Class A Common Stock of the Issuer.



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CUSIP NO. US87424N104                  13G                    PAGE 4 OF 5 PAGES
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                                    SIGNATURE

      After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as EXHIBIT 1.


Dated:  February 14, 2007


                                    GENERAL CATALYST GROUP, LLC

                                    By:/s/ William J. Fitzgerald
                                       -----------------------------------------
                                    William J. Fitzgerald
                                    Chief Financial Officer of General
                                    Catalyst Group, LLC


                                    GENERAL CATALYST PARTNERS, LLC

                                    By:/s/ William J. Fitzgerald
                                       -----------------------------------------
                                    William J. Fitzgerald
                                    Chief Financial Officer of General
                                    Catalyst Partners, LLC


                                    /s/ Joel E. Cutler
                                    --------------------------------------------
                                    Joel E. Cutler


                                    /s/ David P. Fialkow
                                    --------------------------------------------
                                    David P. Fialkow

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CUSIP NO. US87424N104                  13G                    PAGE 5 OF 5 PAGES
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EXHIBIT 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Class A Common Stock of Taleo Corporation.

Dated:  February 14, 2007


                                    GENERAL CATALYST GROUP, LLC

                                    By:/s/ William J. Fitzgerald
                                       -----------------------------------------
                                    William J. Fitzgerald
                                    Chief Financial Officer of General
                                    Catalyst Group, LLC


                                    GENERAL CATALYST PARTNERS, LLC

                                    By:/s/ William J. Fitzgerald
                                       -----------------------------------------
                                    William J. Fitzgerald
                                    Chief Financial Officer of General
                                    Catalyst Partners, LLC


                                    /s/ Joel E. Cutler
                                    --------------------------------------------
                                    Joel E. Cutler


                                    /s/ David P. Fialkow
                                    --------------------------------------------
                                    David P. Fialkow